Exhibit 24

POWER OF ATTORNEY

I, the undersigned, Alejandro Daniel Wolff, whose address is 5119 Dalecarlia Drive, Bethesda, MD 20816 (hereinafter “Grantor”), do hereby appoint and constitute, as my true and lawful Attorney-in-Fact, Michael W. Valente or Thomas J. Riordan, (hereinafter each individually “Grantee”), and grant power of attorney for Grantee to perform, on behalf of the Grantor, any or all of the following acts:

1)                                     to represent the Grantor, in his capacity as Director of Rockwood Holdings, Inc., before the Securities and Exchange Commission (“SEC”) in all affairs regarding the filing of certain forms, including but not limited to, Forms 3, 4 and 5; and

2)                                     to perform any and all acts to which the Grantor is entitled in an effort to carry out the intent of the foregoing authority, including but not limited to, taking any and all such actions to execute and deliver any and all such applications, contracts, instruments, agreements, forms and other documents as they may deem necessary, appropriate or advisable in their sole discretion.

This power of attorney shall be valid until revoked in writing.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of August, 2013.

		By:	/s/ Alejandro Daniel Wolff
Alejandro Daniel Wolff

STATE OF NEW JERSEY	)
) SS:
COUNTY OF MERCER	)

BEFORE ME, James Howard, the undersigned Notary Public for the State of New Jersey, this day personally appeared Alejandro Daniel Wolff, to me personally known, being by me first duly sworn, does declare that he is the principal in the foregoing instrument, and that said instrument was acknowledged before me, this 14th day of August, 2013.

/s/ James L. Howard JR
Notary Public of the State of New Jersey
My Commission Expires:
JAMES L. HOWARD JR
[ Seal ]	NOTARY PUBLIC OF NEW JERSEY
MY COMMISSION EXPIRES 7/9/2014